Exhibit 99.1

USANA Health Sciences Reports Third Quarter 2019 Results

  Third quarter net sales of $260.6 million
  Third quarter net earnings of $24.2 million, or $1.09 per diluted share
  Company narrows 2019 Net Sales and EPS outlook on updated FX outlook for the year

SALT LAKE CITY--(BUSINESS WIRE)--October 22, 2019--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal third quarter ended September 28, 2019.

Financial Performance

Third quarter 2019 net sales were $260.6 million, compared with $296.8 million in the prior-year period, or a 12.2% decrease year-over-year. The strengthening of the U.S. dollar unfavorably impacted net sales by approximately $6.0 million for the quarter. The Company previously estimated the impact from currency to be neutral for the second half of the year. The Company’s total number of active Customers at the end of the third quarter was 558,000, compared to 615,000 in the prior-year period.

Third quarter net earnings were $24.2 million, or $1.09 per diluted share, compared with $31.0 million, or $1.24 per share during the prior-year period.

“Although we continue to face a challenging sales environment in China and other regions, we were pleased to see sales in several markets improve on a consecutive quarter basis,” said Kevin Guest, Chief Executive Officer. “We offered several incentives and promotions around the world during the quarter, which positively impacted customer growth and added approximately $16 million to net sales. We also recognize, however, that we still have work to do in the Southeast Asia Pacific and Americas/Europe regions towards regaining sales momentum.”

Regional Results

Net sales in the Asia Pacific region decreased by 12.9% to $208.6 million for the third quarter of 2019. On a constant currency-basis, net sales in the Asia Pacific region decreased 10.7% during the third quarter of 2019. The total number of active Customers in the Asia Pacific region decreased by 10.1% year-over-year. Within Asia Pacific, net sales:

  Decreased 18.6% in Greater China (down 16.4% on a constant currency basis);
  Decreased 7.6% in Southeast Asia Pacific (down 6.8% on a constant currency basis); and
  Increased 17.1% in North Asia (up 24.3% on a constant currency basis).

Active Customers decreased by 17.3% in Greater China and by 2.6% in Southeast Asia Pacific. In North Asia, Active customers increased by 28.2%.

Net sales in the Americas and Europe region decreased by 9% to $52.0 million for the third quarter of 2019, primarily due to a 6.1% decrease in active Customers.

Mr. Guest continued, “In September, the Chinese government initiated a follow-up to the industry review they conducted during the first quarter of this year. We anticipated this 100-day follow-up review and will cooperate with the government throughout this process. To date, we have not experienced the negative media environment or restrictions on meetings that accompanied the government’s previous review.

“As we conclude fiscal 2019, we will continue to utilize strategic incentive offerings to help generate sales and customer growth around the world, although not at the same level as those offered during the previous quarter. We remain optimistic in our long-term growth potential in China and our other regions around the world, and are committed to returning momentum to the business.”

Share Repurchase Program Update

During the quarter, the Company repurchased approximately 1.4 million shares of common stock for $92.4 million and reported weighted average diluted shares of 22.2 million for the quarter. The Company continues to have a strong balance sheet with no debt and $182.7 million in cash and cash equivalents. As of September 28, 2019, there was $30.0 million remaining under the current share repurchase authorization.

Outlook

The Company updated its consolidated net sales and earnings per share outlook for fiscal year 2019 as follows:

  Consolidated net sales between $1.030 billion and $1.045 billion, previously between $1.020 and $1.060 billion; and
  Earnings per share between $3.90 and $4.05, previously between $3.70 and $4.10.

The Company’s outlook for the year reflects:

  An estimated operating margin of between 12.7% and 12.9%;
  An effective tax rate of approximately 33.5%;
  An annualized diluted share count of approximately 22.8 million; and
  An unfavorable impact on net sales of approximately $39 million related to a stronger U.S. dollar, which was previously estimated at $25 million.

Chief Financial Officer Doug Hekking commented, “During the third quarter, we generated improved operating margins when compared to the first half of 2019. Although sales from promotional activity contributed to this improvement during the quarter, our efforts to align our cost structure with sales performance also contributed to improved sequential results. We plan to continue making necessary investments to execute our long-term growth strategies, generate momentum in each of our regions, and return to operating margins in line with historical results.”

Internal Investigation of China Operations

As the Company first disclosed in February 2017, it is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd. The investigation focuses on compliance with the Foreign Corrupt Practices Act and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies. The Audit Committee of the Company’s Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While the Company does not believe that the subject amounts are quantitatively material, or will materially affect its financial statements, it cannot currently predict the outcome of the investigation on its business, results of operations, or financial condition. The Company’s internal investigation is substantially complete, however the Company continues to cooperate with the Securities and Exchange Commission and the United States Department of Justice. The Company cannot currently predict the duration, scope, or result of the investigation.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (http://ir.usana.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, October 23, 2019 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China following the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China following the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	29-Sep-18	28-Sep-19	29-Sep-18	28-Sep-19

Net sales	$296,767	$260,598	$890,225	$789,604
Cost of sales	51,877	47,819	151,243	140,214
Gross profit	244,890	212,779	738,982	649,390

Operating expenses
Associate incentives	130,264	111,059	392,416	345,100
Selling, general and administrative	69,112	66,262	206,781	202,671

Earnings from operations	45,514	35,458	139,785	101,619

Other income (expense)	1,012	430	2,262	3,075
Earnings before income taxes	46,526	35,888	142,047	104,694

Income taxes	15,486	11,666	48,154	34,922

NET EARNINGS	$31,040	$24,222	$93,893	$69,772

Earnings per share - diluted	$1.24	$1.09	$3.80	$3.01
Weighted average shares outstanding - diluted	25,001	22,223	24,705	23,173

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	29-Dec-18	28-Sep-19
Current Assets
Cash and cash equivalents	$214,326	$182,748
Securities held-to-maturity, net	63,539	-
Inventories	81,948	76,141
Prepaid expenses and other current assets	32,522	24,089
Total current assets	392,335	282,978

Property and equipment, net	92,025	91,515
Goodwill	16,815	16,456
Intangible assets, net	31,811	29,667
Deferred income taxes	3,348	5,267
Other assets	18,129	37,158
Total assets	$554,463	$463,041

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,947	$8,605
Other current liabilities	138,739	121,041
Total current liabilities	148,686	129,646

Deferred income taxes	13,367	5,433
Other long-term liabilities	1,264	13,676

Stockholders' equity	391,146	314,286
Total liabilities and stockholders' equity	$554,463	$463,041

USANA Health Sciences, Inc.
Sales by Region
	(unaudited)
	(in thousands)
	Quarter Ended
	29-Sep-18		28-Sep-19		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$160,932	54.2%	$130,947	50.3%	$(29,985)	(18.6%)	$(3,647)	(16.4%)
Southeast Asia Pacific	58,770	19.8%	54,327	20.8%	(4,443)	(7.6%)	(428)	(6.8%)
North Asia	19,899	6.7%	23,299	8.9%	3,400	17.1%	(1,435)	24.3%
Asia Pacific Total	239,601	80.7%	208,573	80.0%	(31,028)	(12.9%)	(5,510)	(10.7%)

Americas and Europe	57,166	19.3%	52,025	20.0%	(5,141)	(9.0%)	(450)	(8.2%)

	$296,767	100.0%	$260,598	100.0%	$(36,169)	(12.2%)	$(5,960)	(10.2%)

Active Associates by Region(1)
(unaudited)

	As of
	29-Sep-18		28-Sep-19

Asia Pacific
Greater China	111,000	36.8%	99,000	35.0%
Southeast Asia Pacific	95,000	31.4%	88,000	31.1%
North Asia	28,000	9.3%	34,000	12.0%
Asia Pacific Total	234,000	77.5%	221,000	78.1%

Americas and Europe	68,000	22.5%	62,000	21.9%

	302,000	100.0%	283,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	29-Sep-18		28-Sep-19
Asia Pacific
Greater China	219,000	70.0%	174,000	63.3%
Southeast Asia Pacific	20,000	6.4%	24,000	8.7%
North Asia	11,000	3.5%	16,000	5.8%
Asia Pacific Total	250,000	79.9%	214,000	77.8%

Americas and Europe	63,000	20.1%	61,000	22.2%

	313,000	100.0%	275,000	100.0%
(1)	Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2)	Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investors contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280